EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Sysorex Global Holdings Corp. on Form S-1 of our report dated August 12, 2013, with respect to our audits of the consolidated financial statements of Lilien LLC and Subsidiary as of December 31, 2012 and 2011 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, New York

August 12, 2013